Exhibit 99.1

 Kopin Corporation Reports Very Solid Results for Fourth Quarter and Full Year 2020

 - Q4 Revenues Grow 60% year-over- year

- Full Year Revenue Grows 36%

- Net Income $1.3M in Q4 Compared to Net Loss of $7.2M for Q4 2019

- Funded R&D Revenues in Q4 increases 56%, primarily on MicroLEDs for AR

- Shipped First Production order of 720p color MicroOLEDs

WESTBOROUGH, Mass.--(BUSINESS WIRE)--March 2, 2021--Kopin® Corporation (Nasdaq: KOPN), a leading developer and manufacturer of high-resolution micro-displays and sub-systems for defense, enterprise and consumer augmented reality (AR), virtual reality (VR)and mixed reality (MR) systems, today provided an update on its business initiatives and financial results for the fourth quarter and full fiscal year ended December 26, 2020.

“We are delighted to have finished 2020 with very strong results in both our top and bottom lines, with revenue growth of 36% year-over-year and increased efficiency in our operations. Our fourth quarter 2020 revenue growth was particularly strong, growing 60% from a year ago, our strongest quarterly year-over-year growth since the fourth quarter of 2017. We also made great progress in streamlining our cost structure along with increasing our product yields and production efficiencies, resulting in a net income of $1.3 million for the fourth quarter of 2020. We are very proud of this achievement, and though we acknowledge it was due to the convergence of many favorable factors, it is undeniable that we are on the right track with momentum continuing into the current year,” said Dr. John C. C. Fan, CEO of Kopin.

“Our business was strong across multiple segments and was again led by our defense product revenues which increased 112% in the fourth quarter of 2020 compared with the fourth quarter of 2019. This significant increase was driven by our two production programs -- the display sub-assembly system for the FWS-I thermal weapon sight program and displays for the F-35 Fighter jet program. As announced in September 2020, we were awarded a $22.9 million follow-on contract for the FWS-I program, with shipments scheduled through the third quarter of 2021. We expect these two production programs will continue to generate strong revenue in the coming years. We are also on track to transition three more products, out of a dozen programs currently in development, to initial low-rate production, with revenues expected to begin ramping in the second half of this year. We believe these programs will provide accelerated growth momentum for 2022 and beyond. Our active pipeline of development programs includes using our advanced display products in armored vehicle targeting systems, rotary-wing aircraft helmets, automatic and semi-automatic rifle day scopes and targeting systems, among others. These programs are all using our microdisplays and also increasingly utilizing our sophisticated optics systems and dust-free assemblies. We believe we are the sole source supplier to most of these programs.

“In the fourth quarter we saw solid growth in our industrial wearables led by sales to RealWear Inc. www.realwear.com, a market leader in enterprise AR and computing headsets, along with sales to 3D metrology applications. We expect both industrial wearables and 3D metrology revenues will continue solid growth in 2021. However, revenues from the sale of our products for public safety applications were down in the fourth quarter of 2020 which we believe is attributable to the negative impact of Covid-19 on municipal budgets. We expect this segment will recover later in 2021. In the fourth quarter of 2020, we announced that HMDmd and Kopin have entered an agreement to develop a specialized headset for surgeries, our initial entry into the expanding field medical applications utilizing AR headsets.”

Dr. Fan continued, “In the fourth quarter of 2020 our funded Research and Development (R&D) revenue and our R&D expenses both increased very significantly this year. As AR and VR applications are increasingly adopted, we have accelerated our R&D activities in advanced OLED and LED microdisplays and optics. We are excited about our R&D progress, which we believe will provide a stream of new, differentiated products as well as further enhance our already strong IP positions.

“This quarter we received our first production order and began shipments of our 720p duo-stack, ColorMax OLED microdisplays. We also announced an agreement to develop superbright monochrome MicroLED displays. We believe that both our advanced ColorMax™ OLED and our MicroLED displays will be key enablers of what we see as the coming wave of AR and VR products in defense, enterprise and consumer applications. We believe Kopin offers the widest range of leading microdisplay technologies in the world, which is particularly valuable as we anticipate the long-awaited adoption of AR and VR systems is beginning to take hold. As expected, these systems are being adopted first in defense, followed by industrial/enterprise/medical and consumer applications. Currently, almost all of our development programs are related to AR and VR applications. As the AR and VR market segments continue to gain traction, Kopin is ideally positioned to meet this demand. With industry leading displays and modules for AR and VR devices, Kopin clearly sees growing opportunities in many wearable sectors and we are making great progress in executing our strategy to improve the performance in all aspects of the Company. We are confident that we are well positioned for the coming era of AR/VR, and our future is bright,” concluded Dr. Fan.

Fourth Quarter Financial Results

Total revenues for the fourth quarter ended December 26, 2020 were $13.9 million, compared with $8.7 million for the fourth quarter ended December 28, 2019, a 60% increase year over year. Product revenues and R&D revenues grew 50% and 56% year over year, respectively.

Research and development (R&D) expenses for the fourth quarter of 2020 were $4.4 million compared to $2.7 million for the fourth quarter of 2019, a 65% increase year over year. Funded R&D expenses were $3.3 million for the fourth quarter of 2020 as compared to $1.7 million for the fourth quarter of 2019, an 87% increase.

Selling, general and administrative (SG&A) expenses were $2.4 million for the fourth quarter of 2020, compared to $4.5 million for the fourth quarter of 2019, a 47% decrease year over year. SG&A in the fourth quarter of 2020 and 2019 included $0.2 million and $0.2 million in noncash stock-based compensation, respectively.

Other income (expense) for the fourth quarter of 2020 and 2019 were income of $0.3 million and a loss of $3.7 million, respectively. Other income (expense) for the fourth quarter of fiscal year 2020 included $0.3 million of foreign currency gains compared to $0.2 million of foreign currency gains recorded in fourth quarter of fiscal year 2019. In the fourth quarter of fiscal year 2019, we recorded a non-cash $0.6 million gain on equity investments and an impairment charge of $5.2 million on equity investment.

The net income attributable to controlling interest for the fourth quarter of 2020 was $1.3 million, or $0.02 per share, compared with net loss of $7.3 million, or $0.09 per share, for the fourth quarter of 2019.

Full Year Results

Total revenue for the fiscal year ended December 26, 2020 was $40.1 million, a 36% increase, compared to $29.5 million for 2019. Product revenues and R&D revenues grew 41% and 103% year over year, respectively. Royalty and other revenues were $1.5 million for 2020 as compared to $4.3 million in 2019. 2019 royalty and other revenues included a one-time $3.5 million license fee.

Research and development expenses for 2020 were $11.7 million, a 13% decrease compared with $13.3 million in 2019. Funded R&D expenses were $7.7 million for 2020 as compared to $4.2 million for 2019, an 84% increase.

Selling, general and administrative expenses were $11.8 million in 2020, a 45% decrease compared with $21.3 million in 2019. SG&A in the of 2020 and 2019 included 0.8 million and $2.1 million in noncash stock-based compensation, respectively.

Other income (expense) for fiscal year 2020 and 2019 were income of $0.4 million and a loss of $2.9 million, respectively. Other income (expense) for fiscal year 2020 included $0.3 million of foreign currency gains compared to $0.2 million of foreign currency gains recorded in fiscal year 2019. In the fiscal year 2019, we recorded a non-cash $1.4 million gain on equity investments and an impairment charge of $5.2 million on equity investment.

The net loss from controlling interest for the fiscal year ended December 26, 2020 was $4.4 million or $0.05 per share, versus a net loss of $29.5 million or $0.37 per share for 2019.

Kopin's cash and equivalents and marketable securities were approximately $20.7 million at December 26, 2020 as compared to $21.8 million at December 28, 2019, with no long-term debt. During the fourth quarter we issued 1.9 million shares under our At The Market (ATM) program, generating $3.9 million in net proceed cash. Subsequent to fiscal year end we issued 2.4 million shares under our ATM and generated additional $15.5 million in net proceed cash. Accordingly, we have fulfilled our ATM which was for $20 million.

During 2020 Kopin had 12 new patents granted and filed for four new applications. Kopin has over 200 patents and patents pending, almost all of which are related to wearable applications.

All amounts above are estimates and readers should refer to our Form 10-K for the fiscal year ended December 26, 2020, for final disposition as well as important risk factors.

Conference Call

Kopin will host a conference call this morning at 8:30am ET. To participate, please dial 800-437-2398 (U.S. and Canada) or 323-289-6576 (International). The call will also be available as a live and archived audio webcast on the Investor Relations section of Kopin's website at www.kopin.com.

Forward-Looking Statements

Statements in this press release may be considered "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which are subject to the safe harbor created by such sections. Words such as "expects," "believes," "can," "will," "estimates," and variations of such words and similar expressions, and the negatives thereof, are intended to identify such forward-looking statements. We caution readers not to place undue reliance on any such "forward-looking statements," which speak only as of the date made, and advise readers that these forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates, and assumptions by us that are difficult to predict. These forward-looking statements may include statements with respect to: our expectations regarding the FWS-I thermal weapon sight program and the F-35 Fighter jet program; our expectations regarding product development and revenue generation from such product; our belief that FWS-I and F-35 Fighter jet programs will provide accelerated growth momentum for 2022 and beyond; our belief that we are sole source in most of our armored vehicle targeting systems, rotary-wing aircraft helmets, automatic and semi-automatic rifle day scopes and targeting systems, and other programs; our expectation that both industrial wearables revenue and 3D metrology will continue solid growth in 2021; our belief that our public safety segment revenues were negatively impacted by Covid-19 impact on municipal budgets and will recover later on in 2021; our expectation that our R&D activities should provide a stream of new, differentiated products as well as further enhance our already strong IP positions. our belief that both our advanced ColorMax™ OLED and our MicroLED displays will be key enablers of what we see as the coming wave of AR and VR products in defense, enterprise and consumer applications; and our belief that Kopin offers the widest range of leading microdisplay technologies in the world. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Various factors, some of which are beyond our control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. All such forward-looking statements, whether written or oral, and whether made by us or on our behalf, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany the forward-looking statements. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release, except as may otherwise be required by the federal securities laws. Important factors that could affect performance and cause results to differ materially from management's expectations are described in Part I, Item 1A. Risk Factors; Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations; and other parts of our Annual Report on Form 10-K, or as updated from time to time in the Company's Securities and Exchange Commission filings.

Kopin Corporation
Supplemental Information
(Unaudited)

	Three Months Ended		Twelve Months Ended

	December 26, 2020	December 28, 2019	December 26, 2020	December 28, 2019
Display Revenues by Category (in millions)
Defense	$7.5	$3.5	$20.2	$8.7
Industrial/Enterprise	1.7	2.5	6.9	9.7
Consumer	0.3	0.3	0.9	1.8
Other	-	-	0.5	-
R&D	3.8	2.4	10.1	5.0
License and Royalties	0.7	-	1.5	4.3
Total	$14.0	$8.7	$40.1	$29.5

Stock-Based Compensation Expense
Cost of product revenues	$42,000	$20,000	$113,000	$103,000
Research and development	11,000	34,000	205,000	296,000
Selling, general and administrative	129,000	198,000	503,000	1,659,000
	$182,000	$252,000	$821,000	$2,058,000

Other Financial Information
Depreciation and amortization	$177,000	$195,000	$651,000	$792,000

Kopin Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 26, 2020	December 28, 2019	December 26, 2020	December 28, 2019
Revenues:
Net product revenues	$9,440,784	$6,279,568	$28,517,874	$20,283,888
Research and development revenues	3,828,034	2,446,850	10,122,677	4,982,868
Other revenues	652,848	-	1,487,118	4,252,053
	13,921,666	8,726,418	40,127,669	29,518,809
Expenses:
Cost of product revenues	6,145,925	5,092,003	21,398,381	20,901,538
Research and development	4,393,233	2,662,637	11,670,003	13,349,130
Selling, general and administration	2,401,679	4,527,967	11,822,703	21,316,459
Impairment of goodwill	-	-	-	331,344
	12,940,837	12,282,607	44,891,087	55,898,471

Loss from operations	980,829	(3,556,189)	(4,763,418)	(26,379,662)

Other income (expense), net	286,189	(3,725,732)	361,493	(2,886,560)

Loss before provision for income taxes and net loss (income)	1,267,018	(7,281,921)	(4,401,925)	(29,266,222)
from noncontrolling interest

Tax provision	(29,000)	(30,000)	(129,000)	(108,000)

Net loss	1,238,018	(7,311,921)	(4,530,925)	(29,374,222)

Net loss (income) attributable to noncontrolling interest	25,370	22,448	119,813	(132,030)

Net loss attributable to Kopin Corporation	$1,263,388	$(7,289,473)	$(4,411,112)	$(29,506,252)

Net loss per share:
Basic	$0.02	$(0.09)	$(0.05)	$(0.37)
Diluted	$0.02	$(0.09)	$(0.05)	$(0.37)

Weighted average number of common shares outstanding:
Basic	81,688,760	82,155,473	82,347,741	80,282,126
Diluted	82,819,513	82,155,473	82,347,741	80,282,126

Kopin Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

	December 26, 2020	December 28, 2019
ASSETS
Current assets:
Cash and marketable securities	$20,748,550	$21,782,244
Accounts receivable, net	9,260,865	6,023,250
Inventory	4,455,756	3,768,696
Contract assets and unbilled receivables	3,521,753	921,082
Prepaid and other current assets	1,469,256	1,269,369

Total current assets	39,456,180	33,764,641

Plant and equipment, net	1,626,930	1,473,341
Operating lease right-of-use assets	1,780,039	2,753,963
Equity investments	4,523,525	4,537,159
Other assets	162,473	517,411

Total assets	$47,549,147	$43,046,515

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,606,910	$3,998,234
Accrued expenses	4,295,315	4,914,990
Customer deposits	3,950,031	33,000
Deferred tax liabilities	554,031	525,000
Contract liabilities and billings in excess of revenue earned	1,493,847	796,794
Operating lease liabilities	982,375	1,041,695

Total current liabilities	16,882,509	11,309,713

Other long term liabilities	1,546,737	1,353,600
Operating lease liabilities, net of current portion	821,306	1,791,590

Total Kopin Corporation stockholders' equity	28,435,431	28,608,635
Noncontrolling interest	(136,836)	(17,023)
Total stockholders' equity	28,298,595	28,591,612
Total liabilities and stockholders' equity	$47,549,147	$43,046,515

Contacts

For more Information Please Contact:

Kopin
Richard Sneider, 508-870-5959
Treasurer and Chief Financial Officer
rsneider@kopin.com
or
Market Street Partners
Joann Horne, 415-445-3233
JHorne@marketstreetpartners.com